Exhibit 99.1

BANCFIRST CORPORATION REPORTS THIRD QUARTER EARNINGS

OKLAHOMA CITY, Oct. 17, 2019 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) reported net income of $33.4 million, or $1.00 diluted earnings per share, for the third quarter of 2019 compared to net income of $32.9 million, or $0.98 diluted earnings per share, for the third quarter of 2018.  Net income for the nine months ended September 30, 2019 was $99.4 million, or $2.98 per share, compared to $93.1 million, or $2.78 per share, for the nine months ended September 30, 2018. On August 15, 2019 the Company completed the acquisition of Pegasus Bank in Dallas, Texas. As a result, the third quarter of 2019 included one-time acquisition related expenses of approximately $3.1 million, which reduced diluted earnings per share by approximately 7 cents for the quarter and the year. On January 11, 2018 the Company completed the acquisitions of two Oklahoma banking corporations. Consequently, the first nine months of 2018 included one-time acquisition related expenses of approximately $2.6 million, which reduced diluted earnings per share by approximately 6 cents.

The Company’s net interest income for the third quarter of 2019 increased to $72.3 million compared to $65.7 million for the third quarter of 2018. The net interest margin for the quarter was 3.89% compared to 3.68% a year ago. The increase in margin was primarily due to the higher average federal funds rate in the third quarter of 2019 when compared to the same period in 2018. The provision for loan losses for the third quarter of 2019 was $2.8 million compared to $747,000 a year ago. The increase in provision was primarily due to downgrades of a few commercial loans. Net charge-offs for the full year of 2019 were 0.05% of average loans compared to 0.04% of average loans in 2018. Net charge-offs for the third quarter of 2019 were 0.04% of average loans compared to 0.02% of average loans in 2018.  Noninterest income for the quarter totaled $35.6 million, compared to $32.8 million last year. The increase in noninterest income was primarily due to growth in debit card usage fees and sweep fees. Noninterest expense for the quarter totaled $62.2 million compared to $55.8 million last year. The increase in noninterest expense was primarily due to salary increases in 2019 and acquisition related expenses.

At September 30, 2019, the Company’s total assets were $8.4 billion, an increase of $814.6 million from December 31, 2018. Securities of $555.6 million were down $216.6 million from December 31, 2018. Loans totaled $5.6 billion, an increase of $638.7 million from December 31, 2018. Deposits totaled $7.3 billion, an increase of $725.2 million from the December 31, 2018 total. The Company’s total stockholders’ equity was $979.8 million, an increase of $77.0 million over December 31, 2018.

On August 15, 2019, BancFirst Corporation acquired Pegasus Bank (“Pegasus”), for an aggregate cash purchase price of $123.5 million. Pegasus is a Texas state-chartered bank with three banking locations in Dallas, Texas. Upon acquisition, Pegasus had approximately $651.1 million in total assets, $389.9 million in loans, and $603.9 million in deposits. The Bank will continue to operate as “Pegasus Bank” under a separate Texas state-charter and remain an independent subsidiary of BancFirst Corporation. BancFirst Corporation intends to provide an appropriate amount of capital to increase Pegasus Bank’s ability to approve larger loans and allow Pegasus to continue to grow their assets.

Asset quality remained strong during the third quarter of 2019.  Nonperforming and restructured assets represented 0.67% of total assets at September 30, 2019, virtually unchanged from the prior year. The allowance to total loans was 0.99% down slightly from 1.03% at year-end 2018. The allowance to nonperforming and restructured loans was 114.06% compared to 136.29% at year-end 2018.

BancFirst Corporation CEO David Harlow commented, “The Company reported strong results in the third quarter. Asset quality remained solid and our margin was stable despite the two 25 bps Fed Funds decreases during the quarter.  We are pleased to have closed the previously announced Pegasus acquisition during the quarter and look forward to the growth opportunities the Dallas market provides the Company going forward.”

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company operates two subsidiary banks, BancFirst, is Oklahoma’s largest state-chartered bank with 108 banking locations serving 58 communities across Oklahoma, and Pegasus Bank, with 3 banking locations in Dallas, TX. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Harlow, Chief Executive Officer at (405) 270-1082.

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2019	2019	2019	2018	2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Condensed Income Statements:
Net interest income	$72,287	$68,792	$66,903	$66,888	$65,673
Provision for loan losses	2,758	2,433	1,684	1,516	747
Non-interest income:
Trust revenue	3,490	3,250	3,177	3,023	3,281
Service charges on deposits	19,866	19,114	17,663	18,554	18,103
Securities transactions	--	821	--	10	(64)
Income from sales of loans	964	868	698	649	800
Insurance commissions	5,535	4,420	5,265	4,593	5,207
Cash management	4,430	4,402	3,776	3,338	3,383
Other	1,342	1,202	1,422	1,684	2,091
Total noninterest income	35,627	34,077	32,001	31,851	32,801

Non-interest expense:
Salaries and employee benefits	40,354	36,124	36,171	35,530	35,051
Occupancy expense, net	3,386	2,953	2,627	3,307	3,386
Depreciation	3,268	3,015	2,985	2,965	2,733
Amortization of intangible assets	842	758	759	777	740
Data processing services	1,467	1,262	1,480	1,140	1,418
Net expense from other real estate owned	26	97	(484)	130	64
Marketing and business promotion	2,047	1,919	2,261	2,030	1,997
Deposit insurance	(81)	544	533	571	597
Other	10,882	9,936	9,874	9,716	9,823
Total noninterest expense	62,191	56,608	56,206	56,166	55,809
Income before income taxes	42,965	43,828	41,014	41,057	41,918
Income tax expense	9,597	9,661	9,177	8,332	9,035
Net income	$33,368	$34,167	$31,837	$32,725	$32,883
Per Common Share Data:
Net income-basic	$1.02	$1.04	$0.98	$1.00	$1.01
Net income-diluted	1.00	1.02	0.96	0.98	0.98
Cash dividends declared	0.32	0.30	0.30	0.30	0.30
Common shares outstanding	32,644,018	32,639,588	32,617,788	32,603,926	32,749,690
Average common shares outstanding -
Basic	32,641,902	32,629,146	32,612,399	32,721,626	32,742,480
Diluted	33,327,213	33,317,193	33,292,852	33,423,458	33,504,143
Performance Ratios:
Return on average assets	1.65%	1.78%	1.69%	1.70%	1.71%
Return on average stockholders’ equity	13.80	14.54	14.08	14.48	14.86
Net interest margin	3.89	3.89	3.85	3.77	3.68
Efficiency ratio	57.63	55.03	56.83	56.88	56.67

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	Nine months ended
	September 30,
	2019	2018
Condensed Income Statements:
Net interest income	$207,982	$193,588
Provision for loan losses	6,875	2,286
Non-interest income:
Trust revenue	9,917	9,806
Service charges on deposits	56,643	52,293
Securities transactions	821	37
Income from sales of loans	2,530	2,253
Insurance commissions	15,220	14,333
Cash management	12,608	9,785
Other	3,966	4,841
Total noninterest income	101,705	93,348

Non-interest expense:
Salaries and employee benefits	112,649	104,017
Occupancy expense, net	8,966	10,184
Depreciation	9,268	7,572
Amortization of intangible assets	2,359	2,232
Data processing services	4,209	3,816
Net expense from other real estate owned	(361)	109
Marketing and business promotion	6,227	5,998
Deposit insurance	996	1,856
Other	30,692	30,171
Total noninterest expense	175,005	165,955
Income before income taxes	127,807	118,695
Income tax expense	28,435	25,606
Net income	$99,372	$93,089
Per Common Share Data:
Net income-basic	$3.04	$2.85
Net income-diluted	2.98	2.78
Cash dividends declared	0.92	0.72
Common shares outstanding	32,644,018	32,749,690
Average common shares outstanding -
Basic	32,627,924	32,678,310
Diluted	33,314,298	33,430,761
Performance Ratios:
Return on average assets	1.71%	1.64%
Return on average stockholders’ equity	14.14	14.62
Net interest margin	3.88	3.68
Efficiency ratio	56.51	57.84

BancFirst Corporation

Summary Financial Information

(Dollars in thousands, except per share and share data - Unaudited)

	2019	2019	2019	2018	2018
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Balance Sheet Data:

Total assets	$8,388,816	$7,642,021	$7,709,000	$7,574,258	$7,602,438
Interest-bearing deposits with banks	1,476,340	1,518,998	1,291,447	1,195,824	1,607,157
Debt securities	555,575	425,154	724,872	772,132	477,080
Total loans	5,622,897	5,105,302	5,050,221	4,984,150	4,952,267
Allowance for loan losses	55,928	55,108	52,915	51,389	51,875
Deposits	7,330,677	6,613,613	6,706,386	6,605,495	6,643,131
Stockholders' equity	979,752	956,380	927,927	902,789	884,801
Book value per common share	30.01	29.30	28.45	27.69	27.02
Tangible book value per common share (non-GAAP)(1)	24.77	26.40	25.52	24.74	24.06
Balance Sheet Ratios:
Average loans to deposits	77.68%	76.07%	75.34%	74.24%	74.50%
Average earning assets to total assets	92.23	92.43	92.42	92.48	92.87
Average stockholders' equity to average assets	11.96	12.25	12.01	11.76	11.51
Asset Quality Data:
Past due loans	$11,214	$2,663	$2,170	$1,916	$4,073
Nonaccrual loans	20,316	17,998	21,594	22,603	26,880
Restructured loans	17,504	16,486	14,552	13,188	13,557
Total nonperforming and restructured loans	49,034	37,147	38,316	37,707	44,510
Other real estate owned and repossessed assets	7,056	7,004	6,433	6,873	7,072
Total nonperforming and restructured assets	56,090	44,151	44,749	44,580	51,582
Nonperforming and restructured loans to total loans	0.87%	0.73%	0.76%	0.76%	0.90%
Nonperforming and restructured assets to total assets	0.67	0.58	0.58	0.59	0.68
Allowance to total loans	0.99	1.08	1.05	1.03	1.05
Allowance to nonperforming and restructured loans	114.06	148.35	138.10	136.29	116.55
Net charge-offs to average loans	0.04	0.01	-	0.04	0.02

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$979,752	$956,380	$927,927	$902,789	$884,801
Less goodwill	147,013	79,749	79,749	79,749	79,733
Less intangible assets, net	24,025	14,936	15,701	16,470	17,257
Tangible stockholders’ equity (non-GAAP)	$808,714	$861,695	$832,477	$806,570	$787,811
Common shares outstanding	32,644,018	32,639,588	32,617,788	32,603,926	32,749,690
Tangible book value per common share (non-GAAP)	$24.77	$26.40	$25.52	$24.74	$24.06

(1)Refer to the “Reconciliation of Tangible Book Value per Common Share (non-GAAP)” Table.

(2)Tangible book value per common share is stockholders’ equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

             BancFirst Corporation

Consolidated Average Balance Sheets

And Interest Margin Analysis

Taxable Equivalent Basis

(Dollars in thousands - Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019			September 30, 2019
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$5,376,278	$75,446	5.57%	$5,158,737	$215,462	5.58%
Securities – taxable	427,152	2,361	2.19	613,365	10,551	2.30
Securities – tax exempt	17,399	130	2.96	19,687	439	2.98
Federal funds sold and interest-bearing deposits with banks	1,577,446	8,705	2.19	1,397,739	24,590	2.35
Total earning assets	7,398,275	86,642	4.65	7,189,528	251,042	4.67
Nonearning assets:
Cash and due from banks	178,862			178,826
Interest receivable and other assets	500,067			469,615
Allowance for loan losses	(56,056)			(53,814)
Total nonearning assets	622,873			594,627
Total assets	$8,021,148			$7,784,155
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Transaction deposits	$737,162	$646	0.35%	$743,158	$1,967	0.35%
Savings deposits	2,835,855	10,127	1.42	2,700,393	30,852	1.53
Time deposits	690,867	2,871	1.65	688,056	8,164	1.59
Short-term borrowings	1,063	7	2.72	1,650	29	2.31
Junior subordinated debentures	26,804	491	7.27	26,804	1,474	7.35
Total interest-bearing liabilities	4,291,751	14,142	1.31	4,160,061	42,486	1.37
Interest-free funds:
Noninterest-bearing deposits	2,720,830			2,643,189
Interest payable and other liabilities	49,262			41,138
Stockholders’ equity	959,305			939,767
Total interest free funds	3,729,397			3,624,094
Total liabilities and stockholders’ equity	$8,021,148			$7,784,155
Net interest income		$72,500			$208,556
Net interest spread			3.34%			3.30%
Effect of interest free funds			0.55%			0.58%
Net interest margin			3.89%			3.88%